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                                                                   EXHIBIT 10.35

         THIS AGREEMENT ("Agreement"), made as of the 1st day of June, 2003, by and among MICHAEL L. TYLER ("Tyler") whose address is 4271 Muirfield Circle, Presto, PA 15142 Greensburg, Pennsylvania 15601-4027, VALLEY NATIONAL GASES, INC., a West Virginia corporation ("Valley") whose address is 67-43rd Street, Wheeling, West Virginia 26003, VALLEY NATIONAL GASES INCORPORATED, a Pennsylvania corporation ("VNGI") whose address is 1640 Jefferson Avenue, Washington, Pennsylvania 15301, and VALLEY NATIONAL GASES DELAWARE, INC., a Delaware corporation ("VNGD"), 300 Delaware Avenue, Suite 1704, Wilmington Delaware 19801.

                  WHEREAS, Tyler is President and Chief Executive Officer as well as Director of Valley which conducts business and operations, including especially but not limited to the sale and distribution of welding supply products, industrial and specialty gases, medical gases, liquid propane, robotics, fire safety equipment as well as products and services related thereto ("BUSINESS"); and

                  WHEREAS, Tyler is President, Chief Executive Officer and Director of VNGI; and

                  WHEREAS, VNGI is the sole owner and parent corporation of VNGD, and Valley is a wholly owned subsidiary of VNGD; and

                  WHEREAS, Tyler has resigned as officer and director of VNGI as well as officer and director of Valley and VNGD, effective as of June 1, 2003; and

                  WHEREAS, notwithstanding the termination of Tyler's employment with Valley and his resignations as aforesaid, and independent thereof, it is the desire of Tyler, Valley, VNGI and VNGD to enter into this Agreement, wherein Tyler agrees to furnish covenants to Valley, VNGI and VNGD as well as to enter into other agreements set forth herein for and in consideration of Valley's, VNGI's, and VNGD's covenants and agreements hereunder.

                  WITNESSETH: That for and in consideration of the payments, covenants and agreements hereinafter contained and otherwise in the Agreement, Tyler, Valley, VNGI, and VNGD agree as follows:

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                  1.       Incorporation of Recitation ("WHEREAS") Clauses. The
recitations and defined terms set forth hereinabove are incorporated herein by reference and made part of this Agreement.

                  2. Consideration to Tyler. As consideration for the "Agreements of Tyler" under Paragraph 3.and as well for the "General Release and Waiver" under Paragraph 5.Valley, VNGI and/or VNGD, jointly and severally, shall pay to Tyler the sum of Eighty-two Thousand Four Hundred Ninety-nine Dollars and Ninety-four Cents ($82,499.94) in nine (9) equal installments of Nine Thousand One Hundred Sixty-six Dollars and Sixty-six Cents ($9,166.66), commencing on the 15th day of June, 2003, on the 30th day of June, 2003 and continuing on the 15th and 30th day of July, August and September thereafter, with the last installment due and payable on the 15th day of October, 2003.

                  3. Agreements of Tyler. Tyler expressly covenants and agrees and with Valley as follows:

                           (a)      Effect of Termination. Up to date of
termination of Tyler's employment with Valley on the 1st day of June 2003, Tyler will receive his Compensation as provided in the Employment ("Employment Agreement") dated as of October 15, 2002 by and between Valley and Tyler; and after termination of Tyler's employment on June 1, 2003, all Compensation, whether Salary, Incentive, Stock Options (except for the Options subject of
Section 4. hereinafter), Benefits (including but not limited to unused vacation and holidays addressed in Section 3 (d) (ii) of the Employment Agreement ) or otherwise shall terminate and Tyler shall have no further right or claim of interest thereto.

                           (b)      Elimination of COBRA Payments. Valley's
obligation to pay Tyler COBRA expenses for his health insurance following the twelve (12) month period after date of termination, as set forth in Section 7.
(g) (i) of the Employment Agreement is eliminated and shall be void and of no effect.

                           (c)      Elimination of Outplacement Services.
Valley's obligation to retain and provide Outplacement Services to Tyler for a period of the twelve (12) month period after date of termination, as set forth in Section 7. (g) (ii) of the Employment Agreement is eliminated and shall be void and of no effect.

                           (d)      Employee Covenants Remain In Effect. Tyler's
Covenants under Section 8. of the Employment Agreement and all subsections thereof shall remain in full force

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and effect as set forth in the Employment Agreement for and in consideration of
Valley's payments to Tyler as provided for under Section 8. (c) (ii).

                  4. VNGI Stock Options. As additional material consideration for this Agreement, Tyler and VNGI agree that the termination of Tyler's employment shall be a termination as provided for in paragraph 9(b)(ii) of the Amendment to Valley National Gases Incorporated 1997 Stock Option Plan (Effective as of August 1, 2000) ("Amendment") for a reason other than voluntary termination. The Committee, as provided for and defined in Paragraph 4. Of the Valley National Gases Incorporated 1997 Stock Option Plan ("Plan"), has or will confirm such termination status with respect to the Stock Options granted Tyler under Section 3. (c) (i) of the Employment Agreement. These options will vest on October 15, 2005, with the exercise period ending June 1, 2006.

                  5.       General Release and Waiver.

                           (a)      Tyler for himself, his heirs, beneficiaries,
assigns or executors does hereby release and forever discharge Valley, VNGI and/or VNGD their successors and assigns, as well as any and all of their directors, officers, agents, representatives and employees from any and all claims, suits, demands, causes of action, contracts, covenants, obligations, debts, costs, expenses, attorneys' fees, liabilities of whatever kind or nature, in law or equity, whether arising by tort, contract, statute or otherwise, whether now known or unknown, vested or contingent, liquidated or unliquidated, suspected or unsuspected, concealed or hidden, which may exist, have existed or do exist, at any time up to and including the later date of June 1, 2003, or the Effective Date, as defined hereinafter. Specifically, but not by way of limitation, Tyler hereby waives and releases all claims of any kind, which relate in any way to Tyler's employment with Valley, VNGI and/or VNGD or the termination of that employment, except only (1) claims arising out of the performance of this Agreement; (2) Tyler's rights under Valley's, VNGI's and/or VNGD's employee benefit plans; and (3) Tyler's rights to compensation earned up through June 1, 2003, including accrued unused vacation and sick leave. Such released claims include, without in any way limiting the generality of the foregoing language, any and all claims of employment discrimination or claims otherwise arising out of Tyler's employment under any local, state or federal common law, statute, ordinance, rule or regulation, including without limitation, any and all applicable state Human Rights Acts, state Fair Employment Acts, state Disability Acts and state Age Discrimination Acts; Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Employee Retirement Income Security Act, as amended ("ERISA"); the

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Americans with Disabilities Act of 1990; as amended ("ADA"); the Age
Discrimination in Employment Act of 1964, as amended, as well as the Age Discrimination in Employment Act of 1967, as amended ("ADEA"). It is the intention of the parties to make this release as broad and general as the law permits.

                           (b)      In signing this Agreement; Tyler
acknowledges that he intends that the Agreement shall be effective as a bar to each and every one of the claims hereinabove mentioned or implied. Tyler expressly consents that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected claims (notwithstanding any state statue that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated claims), if any, as well as those relating to any other claims hereinabove mentioned or implied. Tyler acknowledges and agrees that this waiver is an essential and material term of this Agreement and without such waiver Valley, VNGI and VNGD would not have made the promises, covenants and agreements set forth in this Agreement. Tyler further agrees that in the event, he brings any claim in which he seeks damages against Valley, VNGI and/or VNGD, or in the event Tyler seeks to recover against Valley, VNGI and/or VNGD in any claim brought by a governmental agency on his behalf, this Agreement shall serve as a complete defense to such claims.

                           (c)      By signing this Agreement, Tyler
acknowledges that he:

                                    (i)      has been given forty-five (45) days
after receipt of this Agreement within which to consider it;

                                    (ii)     has carefully read and fully
understands all provisions of this Agreement;

                                    (iii)    knowingly and voluntarily agrees to
all of the terms set forth in this Agreement;

                                    (iv)      knowingly and voluntarily agrees
to be legally bound by this Agreement;

                                    (v)      has been advised and encouraged in
writing to consult with an attorney prior to signing this Agreement; and

                                    (vi)     understands that he has seven (7)
days from the date he executes and signs this Agreement to revoke it and that this Agreement shall not become effective or enforceable until the seven (7) day revocation period has expired ("Effective Date").

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                  6.       Agreement to Be Available in Future Proceedings.
Tyler agrees to voluntarily make himself available at reasonable times and with reasonable notice, without compensation, to Valley and/or VNGI and their legal counsel, at their request, without the necessity of their obtaining a subpoena or court order, in any investigation, preparation, prosecution and/or defense of any actual or potential legal proceeding, regulatory action, or internal matter. Tyler agrees to provide any information reasonably within his recollection. Valley and/or VNGI will reimburse Tyler for his out-of-pocket expenses actually incurred as a result of Valley's and/or VNGI's requests, or at Valley's and/or VNGI's option, Valley and/or VNGI will arrange to advance Tyler's expenses or to incur Tyler's expenses directly.

                  7. No Employment Right or Contract. This Agreement does not constitute an employment contract, and nothing in this Agreement grants to or creates for the benefit of Tyler any employment rights, privileges or benefits.

                  8. Severability of Provisions. If any covenant or agreement set forth in this Agreement is determined by any court to be unenforceable by reason of its extending for too great a period of time, or over too great a geographical area, or by reason of its being too extensive in any other respect, such covenant or agreement shall be interpreted to extend only for the longest period of time and over the greatest geographical area, and to otherwise have the broadest application, as shall be lawfully enforceable. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, which shall continue in full force and effect.

                  9. Waiver of Breach. The waiver by Valley, VNGI and/or VNGD of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by Tyler. The waiver by Tyler of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by Valley and/or VNGI.

                  10. Assignment and Benefit. Tyler's rights, privileges, obligations and liabilities under this Agreement are personal, non-transferable and non-assignable. Valley's, VNGI's and/or VNGD's rights, privileges, obligations and liabilities under this Agreement shall inure to the benefit of and be binding upon their respective successors and assigns.

                  11. Arbitration. Any dispute between Tyler and Valley and/or VNGI concerning the terms of this Agreement, including whether a breach has occurred, will be settled by arbitration in Washington, Washington County, Pennsylvania and will be governed by the rules and procedures of the American Arbitration Association. The costs of arbitration,

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including each parties' expenses and reasonable attorneys' fees, will be equally divided between and allocated to the parties; one-half (1/2) to Tyler and one-half (1/2) to Valley and/or VNGI.

                  12. Entire Agreement. This instrument contains the entire agreement between the parties. It may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

                  13. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Pennsylvania.

                  14. Amendment to Employment Agreement. The Employment Agreement terms and conditions are hereby modified by the terms and conditions of this Agreement and the parties hereto do hereby ratify and confirm same as amended and modified hereby, including but not limited to Valley's obligation to pay Tyler the Non-Competition Payments pursuant to Section 8. (c) (ii) of the Employment Agreement in the amount of Eighteen Thousand Three Hundred Thirty-three Dollars and Thirty-three Cents ($18,333.33) per month, commencing July 1, 2003 for one (1) year with the last monthly payment due June 1, 2004.

                            INTENTIONALLY LEFT BLANK

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                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

         --------------------------
                                        /s/  M. L. Tyler
                                        ------------------------------------
                                        Michael L. Tyler
         --------------------------     Executed this 17th day of June 2003

                                        Valley National Gases, Inc., a West
                                        Virginia corporation

         --------------------------     By /s/  W. A. Indelicato
                                           ---------------------------------
                                        Its Vice Chairman
                                        Executed this 12th day of June 2003
         --------------------------
                                        Valley National Gases, Incorporated,
                                        a Pennsylvania corporation

         --------------------------     By  /s/  W. A. Indelicato
                                            --------------------------------
                                        Executed this 12th day of June 2003
         --------------------------
                                        Valley National Gases Delaware, Inc.,
                                        a Delaware corporation

         --------------------------     /s/  W. A. Indelicato
                                            --------------------------------
                                        Its Vice Chairman
                                        Executed this 12th day of June 2003
         --------------------------

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